HEI Exhibit 4.2

Hawaiian Electric Industries, Inc. • P.O. Box 730 Honolulu, Hawaii 96808-0730

June 6, 2012

Fidelity Investments
Attention: WI Implementation
100 Magellan KE22
Covington, KY 41015

Re: Changes to the Investment Options with respect to the Plan(s) specified below (the “Plan(s)”):

Legal Plan Name	FPRS Plan Number	Plan Type (reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan

Dear WI Implementation:

This letter relates to the Plan investment options available under the Master Trust Agreement between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, “Sponsor”) and Fidelity Management Trust Company (“Trustee” or “Fidelity”), dated February 1, 2000, as amended, for the Plan(s) (the “Agreement”). The parties intend and agree that this letter shall constitute an amendment to the Agreement to the extent the direction contained herein modifies the investment options available under the Plan(s) and/or to the extent the directions modify the investment option(s) to be used for the investment of assets for which Trustee has not received investment direction from Sponsor or participants as applicable.

Sponsor hereby directs Trustee to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.

Timeframes:

Trustee will implement the fund change(s) directed by Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Trustee is in receipt of this signed letter by June 18, 2012. The fund change(s) described herein will not be implemented and communications will not be delivered unless this signed letter is received by Trustee by June 18, 2012.

This letter (including any attachments hereto, each of which is incorporated herein by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein. Sponsor recognizes the importance of changes to a Plan’s investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard and therefore confirms that it has read this letter fully and understands and confirms the accuracy of the directions being provided herein.

Fidelity Confidential Project Number: 4107868

By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Agreement, each party may rely without duty of inquiry on the foregoing representation.

Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.

By:  Hawaiian Electric Industries, Inc. Pension Investment Committee

By:	/s/ James A. Ajello
(Signature of Authorized Individual)

Name:	James A. Ajello
(Printed Name)

Title:	Chairman

Date:	6/6/12

By:	/s/ Chester A. Richardson
(Signature of Authorized Individual)

Name:	Chester A. Richardson
(Printed Name)

Title:	Secretary

Date:	6/6/12

A copy of this letter will be returned to Sponsor after it has been countersigned by Trustee.

Agreed to and accepted by:

Fidelity Management Trust Company

By:	/s/ Mark C Kohus
(Signature of Fidelity Authorized Individual)

Name:	Mark C Kohus
(Printed Name)

Title:	VP, DC Implementation

Date:	06/11/2012

Direction to Change Investment Options

Fund Closures

As indicated in the chart below, the Plan(s) specified will be (i) freezing the fund(s) indicated below and redirecting contributions effective as of the market close (generally 4:00 P.M. Eastern time) on the live date listed below, and/or (ii) reallocating the balances in frozen funds in the Plan(s) (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 P.M. Eastern time) on the date(s) specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	è	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund

56566	Both	07/31/2012	07/31/2012	OKUU NBPIX	Neuberger Berman Large Cap Value Fund Institutional Class	è	Spartan® 500 Index Fund - Institutional Class	2327 FXSIX	N/A

75615	Both	07/31/2012	07/31/2012	OKUU NBPIX	Neuberger Berman Large Cap Value Fund Institutional Class	è	Spartan® 500 Index Fund - Institutional Class	2327 FXSIX	N/A

Transactional Details

•                  Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the “From Fund” investment options will be closed for all money-in and money-out transactions, and will be restricted from all transactions.

•                  Prospectus will be automatically generated according to the participants’ mail preference as a result of this reallocation.

•                  All assets will be liquidated and processed as a cash transaction.

Auto Rebalance Notification

•                  Participants enrolled in the Auto Rebalance service offered by the Plan will need to re-enroll if any of the closing funds are included in their rebalance order. A notification of this service will be included in the participant communication.

Communications Strategy

Trustee will draft the fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees. Sponsor has confirmed for Fidelity that no status code should be omitted from the fund change notifications. Trustee will provide Sponsor with a draft of the notification in advance to review the accuracy of the notification in order to meet the confirmed delivery date. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Sponsor.

Trustee will distribute the fund change notification electronically, via standard email notification and NetBenefits, with print distribution to all beneficiaries and to participants who do not have a valid email address on file.